UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 4, 2013

ORBCOMM Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33118	41-2118289
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2115 Linwood Avenue, Suite 100

Fort Lee, New Jersey 07024

(Address of principal executive offices) (Zip code)

(201) 363-4900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 4, 2013, ORBCOMM Inc. (“ORBCOMM” or the “Company”) entered into a Senior Secured Note Agreement (the “Note Agreement”) with AIG Asset Management (U.S.), LLC.

The Note Agreement provides for the sale by the Company of $45,000,000 aggregate principal amount of its 9.50% Senior Secured Notes Due 2018 (the “Notes”) to the purchaser parties thereto. The Notes will mature on January 4, 2018 (the “Maturity Date”). The Notes are secured by a first priority security interest in substantially all of the Company’s and its subsidiaries’ assets as specified in the First Lien Pledge and Security Agreement. The interest rate applicable to the Notes is 9.50% per annum. Interest accrued under the Note Agreement is payable by the Company on a quarterly basis and the entire principal is due on the Maturity Date. Subject to the terms set forth in the Note Agreement, the Company may prepay the Notes at any time prior to the Maturity Date.

The Note Agreement contains customary representations and warranties, covenants and events of default. The covenants set forth in the Note Agreement include, among other things, prohibitions on the Company and its subsidiaries against incurring certain indebtedness and investments (other than permitted acquisitions and other exceptions as specified therein), providing certain guarantees and incurring certain liens. In addition, the Note Agreement provides for certain events of default, the occurrence of which could result in the acceleration of the Company’s obligations under the Note Agreement.

The foregoing description of the Note Agreement and related documents does not purport to be complete and is qualified in its entirety by reference to the Note Agreement and First Lien Pledge and Security Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

On January 4, 2013, the Company cancelled and terminated all outstanding obligations under the Line of Credit Loan Agreement (“SNC Credit Agreement”), entered into on February 22, 2012, with Sierra Nevada Corporation (“SNC”), its Generation 2 satellite prime contractor. SNC had committed to provide to ORBCOMM the credit facility under the SNC Credit Agreement pursuant to the previously disclosed ORBCOMM Generation 2 Procurement Agreement dated as of May 5, 2008, as amended (the “Procurement Agreement”). No amounts had been drawn under the SNC Credit Agreement.

The SNC Credit Agreement provided for a secured revolving credit facility with a maximum sum available of up to $20,000,000 providing for advances during the period from July 1, 2012 through the date (the “SNC Maturity Date”) that is the earlier of (a) 12 months after successful completion of Milestone 33 (Pre-ship Review of satellites 11-18) and (b) April 30, 2014. The facility was secured by a first priority security interest in satellites 1 through 9 being constructed under the Procurement Agreement and in the pledged receivables. The interest rate applicable to the facility was the same rate that applied to SNC’s existing credit facility with its third party lenders, which is a variable rate generally based on the bank’s prime lending rate plus the applicable interest rate spread. Interest accrued under the SNC Credit Agreement was payable by the Company on a monthly basis and the entire principal was due on the SNC Maturity Date. Subject to the terms set forth in the SNC Credit Agreement, the Company could borrow, prepay and re-borrow amounts under the facility at any time prior to termination of the facility.

On January 4, 2013, (i) StarTrak Information Technologies, LLC cancelled and terminated all outstanding obligations under the Secured Promissory Note in the original principal amount of $3,900,000 (“Anderson Note”) in favor of Donald E. Anderson and Rebecca E. Anderson, Trustees of the Anderson Family Trust, UTA dated December 20, 1993 (the “Anderson Trust”) and (ii) the Company cancelled and terminated all outstanding obligations under the Guaranty (the “Anderson Note Guaranty”) pursuant to which the Company unconditionally guaranteed the obligations of StarTrak Information Technologies, LLC under the Anderson Note. On May 16, 2011, the Company completed its acquisition of substantially all of the assets of StarTrak Systems, LLC (“StarTrak”), a wholly-owned subsidiary of Alanco Technologies, Inc. (“Alanco”) and a leading provider of wireless asset and GPS tracking and monitoring products and services for the refrigerated transport market (the “StarTrak Acquisition”). In connection with the StarTrak Acquisition, StarTrak Information Technologies, LLC acquired all of the rights of the lender under the Amended and Restated Loan and Security Agreement dated December 21, 2007, as amended, by and between the Anderson Trust as lender, and Alanco, StarTrak and the other borrower parties thereto (the “Anderson Loan Agreement”). The Anderson Note and the Anderson Note Guaranty were both entered into on May 16, 2011 in consideration for the Anderson Trust’s rights under the Anderson Loan Agreement. The Anderson Note was repaid using the proceeds from the Notes.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

Item 8.01.	Other Events.

On December 7, 2012, the Company and ORBCOMM LLC received $10,000,000 from their insurer in connection with the settlement of an insurance claim arising from the loss of the OG-2 prototype satellite, which represented the full amount recoverable under the insurance policy.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99	Press Release of the Company dated January 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBCOMM Inc.

By	/s/ Robert Costantini
	Name:	Robert Costantini
	Title:	Executive Vice President, Chief Financial Officer

Date: January 7, 2013